Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Ocean Power Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 27, 2007, and amended effective October 27, 2015, October 21, 2016, December 7, 2018, March 8, 2019, October 20, 2022, June 30, 2023 and August 30, 2024.

2. Upon the Effective Time, the first sentence of Article Fourth of the Corporation’s Certificate of Incorporation is hereby stricken and replaced with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 305,000,000, consisting of (i) 300,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).”

3. This Certificate of Amendment of Certificate of Incorporation shall become effective as of April 30, 2025 at 4 p.m., CST.

4. This Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment of Certificate of Incorporation and directed that such amendment be considered by the stockholders of the Corporation. A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on April 30, 2025 at which meeting the required number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted the Certificate of Amendment of Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 30th day of April, 2025.

By:	/s/ Philipp Stratmann
Name:	Philipp Stratmann
Title:	President and Chief Executive Officer